                                            Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of F&G Annuities & Life, Inc. and subsidiaries and in the related prospectuses listed below:
1.Forms S-8
a.No. 333-268624 pertaining to the F&G Annuities & Life, Inc. 2022 Omnibus Incentive Plan and F&G Annuities & Life, Inc. Employee Stock Purchase Plan
of our reports dated February 27, 2023 (except for the adoption of ASU No. 2018-12 disclosed in Note W as to which the date is July 13, 2023), with respect to the consolidated financial statements and financial statement schedules of F&G Annuities & Life, Inc. included in its Current Report on Form 8-K dated July 13, 2023.

/s/Ernst & Young LLP

Des Moines, Iowa
July 13, 2023